Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 19, 2022

PaxMedica, Inc.

303 South Broadway, Suite 125

Tarrytown, NY 10591

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to PaxMedica, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 on the date hereof (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration and sale from time to time by Lincoln Park Capital Fund, LLC (the “Selling Securityholder”) of up to 13,102,199 shares (the “Offered Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) that may be offered by the Selling Securityholder, pursuant to a purchase agreement, dated November 17, 2022, by and between the Company and the Selling Securityholder (the “Purchase Agreement”).  The Offered Shares consist of (a) 198,974 shares of Common Stock previously issued to the Selling Securityholder by the Company (the “Commitment Shares”) pursuant to an exemption from registration under the Securities Act and (b) up to 12,903,225 additional shares of Common Stock (the “Purchase Shares”) that the Company may sell from time to time to the Selling Securityholder, in each case, pursuant to the Purchase Agreement.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Offered Shares as set forth below.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Company’s Certificate of Incorporation, as amended, as filed with the Secretary of State of the State of Delaware on August 30, 2022;

(iii)	the Company’s Amended and Restated Bylaws, effective as of August 30, 2022;

(iv)	a Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Delaware, as of a recent date;

(v)	the Purchase Agreement; and

(vi)

the resolutions of the board of directors of the Company or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization to enter into and amend the Purchase Agreement.

PaxMedica, Inc.

December 19, 2022

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion, as of the date hereof, that

1.	The Commitment Shares have been duly authorized for issuance by the Company and have been validly issued, fully paid and non-assessable.

2.

The Purchase Shares have been duly authorized for issuance by the Company and, when the Purchase Shares have been (i) duly issued and sold in accordance with the Registration Statement and (ii) as applicable, delivered to the purchaser or purchasers thereof against receipt by the Company of such lawful consideration therefor in accordance with the terms of the Purchase Agreement and at a price per share not less than the per share par value of the Company’s common stock, the Purchase Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Offered Shares. The opinions expressed herein are based upon the law as in effect and the documentation and facts known to us on the date hereof.

This opinion letter has been prepared for your use solely in connection with the Prospectus relating to the offering and sale of the Offered Shares. We assume no obligation to advise you of any changes in the foregoing after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dechert LLP